THE LOEWEN GROUP INC.


(NYSE, TSE, ME: LWN)                                        NEWS





Contact:  Sitrick And Company

               Media:                        Investors:

               Michael Kolbenschlag          Linda Press

               Brenda Adrian
               (310) 788-2850

               Anita-Marie Hill
               (604) 293-6483 or
               (310) 788-2850





THE LOEWEN GROUP FILES FOR CHAPTER 11 IN U.S. AND CCAA IN CANADA
                   TO FACILITATE RESTRUCTURING


    RECEIVES COMMITMENT FOR US $200 MILLION IN DIP FINANCING


            _________________________________________



Vancouver, BC-June 1, 1999-THE LOEWEN GROUP INC. (NYSE,TSE,ME:LWN) announced today that, in order to ensure time to implement a new strategic plan while concurrently reducing its debt structure to compete more effectively in the marketplace, the Board of Directors has authorized the Company to file a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code, as well as an application for creditor protection under the Companies_ Creditors Arrangement Act (CCAA) in Canada.



In conjunction with the filings, the Company's U.S. subsidiaries have received a commitment for up to US $200 million in debtor-in-
possession (DIP) financing from First Union National  Bank.   The
post-petition financing, which is subject to court approval, is expected to provide adequate funding for all post-petition trade and employee obligations as well as the Company's ongoing needs
during   the   restructuring  process.  The  Company's   Canadian
subsidiaries have sufficient liquidity to fund daily operations and do not anticipate the need for additional financing.



The Loewen Group Chairman, John S. Lacey said, "The filings will enable the Company to move forward with the implementation of its strategic plan while it restructures its burdensome debt load. During the past three years, the Company has experienced increasingly intensive working capital needs primarily as a result of its aggressive pursuit of cemetery acquisitions versus its historical emphasis on funeral home operations. We must focus our energy on correcting our balance sheet and implementing a solid business plan."



                            - more -

Mr. Lacey said that the plan or "vision" is to return to the original focus of The Loewen Group as a funeral service company with strategically located ancillary cemetery operations. "In recent years, we have lost that focus as the Company has concentrated more on cemetery sales and less on funeral home operations that are our most profitable, core assets." Mr. Lacey emphasized that the restructuring will have no negative impact on the ability of the Company's funeral home and cemetery operations to fulfill its commitments to clients.



"Our clients should also be assured that monies held in trust accounts for pre-need contracts are secure and protected by state and provincial regulations," Mr. Lacey said. "It is the Company's intent to continue operations without interruption at Loewen's over 1500 facilities in the U.S. and Canada." He also noted that the Company's United Kingdom subsidiaries, which generate less than 1% of the Company's revenues, are excluded from the filings.



Because of significant future debt repayment obligations, the Company recently has been working with its senior lenders in anticipation of restructuring its debt. "The restructuring will finally allow the creation of a capital structure more suitable to the long term operation of our business," Lacey said.



According to Robert B. Lundgren, president and chief executive officer of The Loewen Group, the realization of the Company's business plan will be built around a funeral home strategy of providing extraordinary service and compassionate care at fair prices. "We intend to be the best service provider in all market segments, to focus on selected markets with potential for growth and to enhance our market share and brand name with aggressive marketing," said Mr. Lundgren. On the cemetery side of the business, Mr. Lundgren said, "The Company will focus its efforts on the larger cemeteries that already support or have the potential to support funeral home operations." Mr. Lundgren said that in addition to the debt restructuring, the Company has already identified and begun to implement several key operational elements of this plan. Those elements include:



* Completing   consolidation   of   accounting    and
  administrative facilities to one location;

* Suspending the Company's acquisition program;

* Improving cashflow characteristics of the pre-need sales program; and

* Implementing  more  competitive  pricing  programs   at
  selected funeral home locations.



"Our efforts to be more competitive have already produced positive results in our selected funeral home businesses and we plan to extend these programs to many more of our funeral home markets by year end," Mr. Lundgren said.





                            - more -

Mr. Lacey said that, The Loewen Group is optimistic it will emerge from the restructuring process as a stronger, more competitive enterprise. "We are extremely grateful to the customers, employees and lenders who have supported the Company through these challenging times," Mr. Lacey said. "We believe this restructuring will set the Company on a path of recovery, growth and profitability."



The Loewen Group and approximately 870 of its U.S. subsidiaries filed their Chapter 11 cases in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The CCAA application will be brought later today before Mr. Justice James Farley of the
Ontario Superior Court of Justice for The Loewen Group's 116 Canadian subsidiaries.



Based in Vancouver, The Loewen Group Inc. owns or operates more than 1100 funeral homes and more than 400 cemeteries across the United States, Canada and the United Kingdom. The Company employs approximately 13,000 people and derives 90 percent of its revenue from U.S. operations.



                                # # #

Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.